Exhibit 99.1

FOR IMMEDIATE RELEASE

PROLOGIS APPOINTS THREE NEW LEADERS TO MANAGEMENT TEAM; ANNOUNCES

ANDERSON RETIREMENT

Andrus to become chief operating officer; Ghazal to become chief investment officer;

Uthayakumar to join Executive Committee

SAN FRANCISCO (November 15, 2023) – Prologis, the global leader in logistics real estate, today announced three new appointments to its Executive Committee – Carter Andrus as chief operating officer (COO), Joseph Ghazal as chief investment officer (CIO) and Susan Uthayakumar, the company’s current chief energy and sustainability officer effective January 1, 2024. As part of the company’s long-term and ongoing succession planning, it also announced that Gary Anderson, the current COO, will move to a new role as senior advisor effective January 1, 2024, and retire on June 30, 2024.

Andrus will become the company’s new chief operating officer and join the Executive Committee. In this new role, he will lead the company’s global real estate organization. Andrus joined Prologis in 2008 and has held a number of leadership roles at the market, regional and global level. Most recently, he served as global head of operations. Prior to joining Prologis, Andrus was a senior vice president at Colliers.

Ghazal will take on the role of chief investment officer and join the Executive Committee, leading all of the company’s global capital deployment strategy and execution as well as the Investment Committee. With more than 20 years of tenure at Prologis, Ghazal brings deep capital deployment and leadership experience to the CIO role. The company’s global construction operation will also report into him.

Uthayakumar will continue in her role as chief energy and sustainability officer and will join the Executive Committee. Uthayakumar joined Prologis in January 2022 and led the development of the company’s net zero strategy, extending its leadership position in sustainability while accelerating Prologis’ growing renewable energy business. Previously, she was president of Schneider Electric’s Sustainability Business Division. All three will report to Dan Letter, Prologis’ global president.

“All three leaders bring tremendous experience and vision to their new roles,” said Hamid R. Moghadam, co-founder, chairman and CEO of Prologis. “As we continue to grow and evolve as a company, we are putting new leaders in key roles who will help enable our continued growth, scale and talent acquisition. Carter, Joseph and Susan are exciting new additions to our senior management team.”

Anderson served as Prologis’ COO since 2019, where he led Prologis key business initiatives, including Prologis Essentials, operational excellence, procurement and more. He also has been a driver of the changes the company made to adopt a customer-centric mindset and data-driven approach throughout Prologis. As a member of the senior management team, Anderson has been a significant force in setting the company’s strategic direction and our focus on innovation.

“With nearly 30 years at Prologis, Gary has served in significant leadership roles in Europe, Asia, Mexico and the U.S.,” said Moghadam. “He has been incredibly influential on the evolution of our strategic capital business, our expansion into non-real estate businesses through our Essentials platform, and our organization-wide commitment to operational excellence and innovation. We’re fortunate to have him with us as a senior advisor before he retires next year.”

“I’m grateful for the variety of opportunities Prologis has afforded me over an almost 30-year career and am tremendously proud to be part of the business that our talented global colleagues have collectively built over that period,” said Anderson. “I am more optimistic about the company’s prospects today than at any point in my tenure.”

ABOUT PROLOGIS

Prologis, Inc. is the global leader in logistics real estate with a focus on high-barrier, high-growth markets. At September 30, 2023, the company owned or had investments in, on a wholly owned basis or through co-investment ventures, properties and development projects expected to total approximately 1.2 billion square feet (114 million square meters) in 19 countries. Prologis leases modern logistics facilities to a diverse base of approximately 6,700 customers principally across two major categories: business-to-business and retail/online fulfillment.

FORWARD-LOOKING STATEMENTS

The statements in this document that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate as well as management’s beliefs and assumptions. Such statements involve uncertainties that could significantly impact our financial results. Words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” and “estimates” including variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future—including statements relating to rent and occupancy growth, acquisition and development activity, contribution and disposition activity, general conditions in the geographic areas where we operate, our debt, capital structure and financial position, our ability to earn revenues from co-investment ventures, form new co-investment ventures and the availability of capital in existing or new co-investment ventures – are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) international, national, regional and local economic and political climates and conditions; (ii) changes in global financial markets, interest rates and foreign currency exchange rates; (iii) increased or unanticipated competition for our properties; (iv) risks associated with acquisitions, dispositions and development of properties, including the integration of the operations of significant real estate portfolios; (v) maintenance of Real Estate Investment Trust status, tax structuring and changes in income tax laws and rates; (vi) availability of financing and capital, the levels of debt that we maintain and our credit ratings; (vii) risks related to our investments in our co-investment ventures, including our ability to establish new co-investment ventures; (viii) risks of doing business internationally, including currency risks; (ix) environmental uncertainties, including risks of natural disasters; (x) risks related to global pandemics; and (xi) those additional factors discussed in reports filed with the Securities and Exchange Commission by us under the heading “Risk Factors.” We undertake no duty to update any forward-looking statements appearing in this document except as may be required by law.

CONTACTS

Investors: Jill Sawyer, +1 (415) 733-9526, jsawyer@prologis.com, San Francisco

Media: Jennifer Nelson, +1 (415) 733-9409, jnelson2@prologis.com, San Francisco